Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 15th day of April, 2009, by and between AgFeed Industries, Inc., a corporation under the laws of Nevada (the "Company"), and Selina Jin (the "Executive").

WHEREAS, the Company desires to set forth the nature and terms upon which the Company will employ Executive, including the amount of compensation and other benefits to be provided to Executive and any of the rights of the Executive in the event of the Executive's termination of employment with the Company.  The Executive is willing to commit to serve the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.  So long as Executive is employed by the Company, Executive shall devote such business time and energy to the business of the Company as the Company reasonably determines.

2.           Term.  The term ("Term") of Executive's employment under Section 1 will commence on the date hereof (the "Effective Date") and shall continue until the third anniversary of the Effective Date, subject to renewal or earlier termination as may be set forth in this Agreement.

3.           Position and Duties.  Subject to the ultimate control of the Company, the Executive shall serve as the Chief Financial Officer of the Company and its subsidiaries, and shall handle such responsibilities and duties as are normally associated with this position and as may be delegated by the Chief Executive Officer and Chairman of AgFeed from time to time, including, but not limited to: (i) overseeing corporate finance; (ii) planning and budgeting; (iii) overseeing internal control functions for financial system, such as SOX compliance; (iv) giving financial advice in business development and acquisitions integration and information technologies. The Executive shall report directly to the Chief Executive Officer and Chairman of AgFeed.

4.           Compensation and Related Matters.

(a)           Base Salary.  During the Executive's employment with the Company, the Company shall pay to the Executive a base salary at a rate of One Hundred Twenty Thousand RMB (RMB120,000) per annum (Ten Thousand RMB (RMB10,000) per month), commencing on the Effective Date.  The Chairman and Chief Executive Officer of AgFeed, together with AgFeed's Compensation Committee, shall review the Executive's performance and base salary no less than annually and shall decide whether to grant any increase or decrease in the Executive's base salary and, if so, the amount of such increase or decrease based upon such review.

(b)           Payment of Base Salary.  The base salary (as determined in accordance with Section 4(a)) shall be to the Executive in immediately available funds by wire transfer as directed by the Executive no less frequently than monthly in arrears.

(c)                      Bonuses.  The Executive shall be eligible for and may receive bonuses.  The amount, if any, and timing of any bonuses, shall be solely within the discretion of the Company.

(d)           Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all pre-approved expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living on business at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e)           Benefits.  The Company shall provide the Executive with welfare benefits in accordance with the Company’s employee manual.

(f)                      Vacation.  The Executive will be entitled to receive vacations as specified in the Company’s employee manual.

(g)           Stock Options.  On the Effective Date, subject to appropriate approvals, including approval of the Compensation Committee of AgFeed's Board of Directors, the Executive shall be granted a stock option (the “Option”) to acquire 30,000 shares of the Company's common stock, par value $0.001 per share, under the Company's 2008 Long-Term Incentive Plan (the "Plan").  The Option will be subject to the terms and conditions set forth in the Plan, including but not limited to, determination of the exercise price of the Option and the expiration date of the Option.  In the event that the Executive ceased to be employed by the Company or AgFeed prior to the initial vesting date, the Option shall be forfeited and deemed void and of no effect.

5.           Directors and Officers Liability Insurance.  During the term of this Agreement, AgFeed shall have in force and effect (at its own cost) Directors and Officers Liability Insurance, with coverage in such amounts as may be deemed appropriate by AgFeed’s Board of Directors.  The Executive shall be a covered employee under such insurance.

6.           Termination.

(a)              The Executive's employment under this Agreement may be terminated by the Executive or the Company at any time, with or without Cause (as defined below).

(b)              In the event of termination by the Company without Cause, or in the event of the Executive's death or disability or a Constructive Termination (as defined below), the Company shall pay the Executive a lump sum severance amount equal to:

(i)                      $3,000, if such termination or Constructive Termination occurs on or before the first anniversary of the Effective Date;

(ii)                     $6,500, if such termination or Constructive Termination occurs after the first anniversary but on or before the second anniversary of the Effective Date; or

(iii)                    $10,000, if such termination or Constructive Termination occurs on or after the second anniversary of the Effective Date.

In the event of termination by the Company with Cause, or if the Executive voluntarily terminates her employment, then the Executive shall not be entitled to the severance payment described in Section 6(b).

(c)                      In the event of termination by the Company without Cause, or in the event of the Executive's death or disability or a Constructive Termination, any options granted to the Executive (including the Option) shall vest immediately and may be exercised in full or in part within one (1) year from the date of termination, the Executive's death or disability, or Constructive Termination.  The effect of any other termination of the Executive's employment on options granted to the Executive shall be the immediate cancellation and forfeiture of any unexercised portion of the Option (whether or not vested).

(d)           For the purposes of this Agreement, "Cause" shall mean (1) a refusal, failure, or inability to perform any reasonable assigned duties; (2) a material breach or violation of this Agreement; (3) conduct by the Executive that constitutes gross negligence or wilful misconduct; (4) material failure to follow AgFeed's policies, directives, or orders applicable to AgFeed employees holding comparable positions; (5) intentional destruction or theft of AgFeed property or falsifications of AgFeed documents; (6) conviction of a felony or any crime involving moral turpitude or a misdemeanor where imprisonment in excess of fifteen (15) days is imposed; or (7) violation of AgFeed's Code of Conduct.

(e)           For the purposes of this Agreement, "Constructive Termination" shall mean: (1) material reduction by the Company of the scope of the Executive's duties for forty (40) consecutive Business Days, (2) a material reduction in the Executive's base salary, or (3) the continued assignment to the Executive of any duties materially inconsistent with the level of her position with the Company; provided that none of the foregoing events shall be deemed to result in a Constructive Termination if the Executive consents to such events or if such events are the result of actions of the Company or its Board of Directors that are applicable to all officers of the Company.

(f)                      The Company may extend the Term of this Agreement for successive two year terms so long as the Company provides the Executive at least sixty (60) calendar days advance written notice and with the consent of the Executive prior to the expiration of the Term.

(g)           A “Business Day” means any day other than (1) a Saturday, Sunday or legal holiday, or (2) a day on which commercial banks in Beijing, PRC are authorized or required by law to close.

7.           Confidential Information.  In the course of the Executive’s employment with the Company, the Executive may become aware of confidential information including, without limitation, financial information, computer system and software designs, customer lists, market research, strategic plans, and other non-public or similar information that relates to the business of AgFeed and their affiliates, investors, business partners, customers and/or clients.  The Executive will not use or disclose any such confidential information of AgFeed, the Company and their affiliates, investors, business partners, customers or clients except in the course of her duties to AgFeed or unless ordered to do so by a court of competent jurisdiction (in which latter case the Executive will promptly inform AgFeed of such order).  The Executive will comply with AgFeed’s or the Company's policies and procedures for the protection of confidential information.  Further, the Executive’s obligation not to disclose or use such confidential information will continue after the termination of the Executive’s employment for whatever reason.  Confidential information excludes any information which was not obtained from AgFeed (or a director, officer, employee or agent of AgFeed) or which is or becomes known by the public or in AgFeed’s or the Company's industry other than by a breach by the Executive of a confidentiality obligation to AgFeed.

8.           Non-Solicitation and Non-Compete

(a)           The Company and the Executive agree that until the Termination Date, the Executive shall devote substantially all of her working time to the business and affairs of AgFeed.

(b)           The Executive agrees that for a period of twelve (12) months following the date of termination of the Executive’s employment with the Company for any reason (the “Termination Date”), the Executive will not, and will not assist anyone else to, directly or indirectly solicit or induce any of AgFeed’s employees to terminate their employment with AgFeed or divert, interfere with or take away from AgFeed any person, company or entity which, within the six month period immediately preceding the Termination Date, was an investor, customer, client, supplier, business partner, prime contractor, subcontractor, employee or independent contractor of AgFeed.

(c)                      From the Termination Date and for a period of twelve (12) months thereafter, the Executive agrees that she will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, (1) engage or participate in, or have any interest in any corporation, entity or other person that engages or participates in any actual, contemplated, or proposed business or activity engaged or participated in by AgFeed or their subsidiaries on the Termination Date, or (2) engage or participate in, or have an interest in any corporation, entity or other person that participates in a merger, acquisition or consolidation with AgFeed or any of their subsidiaries.

(d)           For purposes of Section 8(c), the Executive will be deemed directly or indirectly to be engaged or participating in the operation of such a business or activity, or to have an interest in a corporation, entity or other person, if she is a proprietor, partner, joint venturer, shareholder, director, officer, lender, manager, employee, consultant, advisor or agent or if she, directly or indirectly (including as a member of a group), controls all or any part thereof; provided, that nothing in Section 8(c) shall prohibit the Executive from holding less than five percent (5%) of a class of an entity's outstanding securities that are listed on a national securities exchange or traded in the over-the-counter market.

9.           Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.  This Agreement and all rights of the Company hereunder shall inure to the benefit of and be enforceable to the Company, and its successors and assigns.

10.           Prior Agreements.  All prior agreements between the Company and the Executive with respect to the employment of the Executive are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

11.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12.           Governing Law/Venue.  This Agreement shall be governed by and construed under the laws of the PRC, without regard to that country's conflicts of laws principles.

13.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.           Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of intent of the Agreement or of any part hereof.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first above written.

COMPANY:

AGFEED INDUSTRIES, INC.

By:	/s/ Songyan Li
Name: Songyan Li
Title: Chairman

EXECUTIVE:

/s/ Selina Jin
SELINA JIN